Exhibit 21.1

SUBSIDIARIES OF BLACKBAUD, INC.

Blackbaud, LLC (South Carolina)

Blackbaud Canada, Inc. (Toronto)

Blackbaud Europe Ltd. (Scotland)

Blackbaud Pacific Pty. (New South Wales, Australia)

*	All subsidiaries 100% owned by Blackbaud, Inc., except Blackbaud Canada, Inc., which is 100% owned by Blackbaud, LLC.